Exhibit 99.1

RTX Announces New Lead Independent Director

RTX (NYSE: RTX) today announced the appointment of Fredric G. Reynolds as Lead Independent Director. Mr. Reynolds replaces Dinesh C. Paliwal who will step down from the Board, effective December 1, 2023.

“On behalf of the Board, the RTX management team and our shareholders, I would like to thank Dinesh for his service on our Board of Directors,” said Gregory J. Hayes, Chairman and CEO of RTX.  “His contributions over the past three and a half years as Lead Independent Director have been extremely helpful in establishing RTX as the world’s leading aerospace and defense company, and we wish him the very best in the future.”

“It has been an honor to work alongside Greg Hayes and my distinguished colleagues on the RTX Board to support the management team’s objectives. After seven years of board service and seeing through the successful merger of Raytheon Company and United Technologies, I feel this is the right time for me to step down,” said Mr. Paliwal. “I remain confident in the RTX team and their ability to lead the industry forward.”

In addition to his duties as Lead Independent Director, Mr. Reynolds will continue to serve as chair of the Audit Committee and as a member of the Governance and Public Policy Committee.

Mr. Paliwal was appointed to the RTX Board on April 3, 2020, in connection with the merger between Raytheon Company and United Technologies Corporation’s aerospace businesses. In addition to serving as the Lead Independent Director on the RTX Board, Mr. Paliwal was a member of the Governance and Public Policy Committee and the Human Capital and Compensation Committee. Mr. Paliwal was named to the Raytheon Company Board in 2016.

About RTX

RTX is the world’s largest aerospace and defense company. With more than 180,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems for operational success, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2022 sales of $67 billion, is headquartered in Washington, D.C.